ADVERTISER:	Lexaria Bioscience Corp.	(The "Advertiser")	DATE: March 24th, 2017

ADDRESS:	156 Valleyview Road, Kelowna, BC V1X3M4

TERM:	12 Months (the "Term")

CAMPAIGN: Investor Marketing & Lead Generation Campaign + 6 Exclusive News Spotlights, + 3 x Custom Content, 1x CEO Interview

CHANNELS: Cannabis Investing, Life Science Investing, Biotech Investing News, Agriculture Investing and Resource Investing News ("Campaign Channels")

Enhanced Advertiser Profile on Campaign Channels

Dig Media Inc.® (“Dig”) will prepare an Advertiser educational profile, a custom article profile that captures the Advertiser’s value proposition. It includes a professional write-up based upon a CEO interview, maps, video, images, news feed, stock chart and interactive features completely customized to the Advertiser's message and the Advertiser's approval. The Advertiser educational profile will be displayed on the Campaign Channels during the whole of the Term.

Lead Generation

The Campaign Channels and Advertiser Profile will contain link to an investor kit request form and through such forms Dig will, upon request, provide to investors an investor package on the Advertiser by email. All leads that have been provided this link to the Advertiser's site will be delivered to the Advertiser every Monday during the Term in a user-friendly csv format.

Featured Stock

The Advertiser's logo and stock profile headline will be rotated within the Featured Stock position in all Campaign Channels during the Term; our featured stock section builds additional exposure for our clients and directs traffic to the educational profiles.

Branded Press Releases

During the Term Dig will syndicate the Advertiser's news with the Advertiser's logo on the homepage of all Campaign Channels. In addition, Dig will use its social media channels, Twitter, Facebook and LinkedIn to push the Advertiser’s news.

Banner Creation + Advertising

Dig's design team will create 2 custom animated banner ads that communicate Advertiser headlines with the Advertiser's logo and brand imagery. These will be used for leaderboard and medium rectangle advertisements that will be “Run of Site” within the Campaign Channels during the Term.

Breaking News + Branding Freeze

Significant Advertiser news will be featured above all content on the INN homepage. Over a 24-hour period all campaign channels will feature company advertisements. Client manager will coordinate with Advertiser on timing of branding freeze.

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Email Advertising

The Advertiser’s banner ads and text ads will be rotated and allocated a portion of the inventory in Campaign Channel newsletters during the Term.

6 x Targeted News Spotlight

Co-branded e-mail with Advertiser content to be sent to INN subscriber database. Client manger to schedule Spotlights with Advertiser over the Term.

Social Media Marketing

During the Term Dig will use its social media channels including Twitter, Facebook, and LinkedIn to push the Advertiser's news and media content to our followers and group members. Each of the Advertiser's news releases will be tweeted by the relevant twitter accounts. The Advertiser profile will get a minimum of 24 scheduled tweets during the Term.

3 x Custom Content Creation and Distribution

Dig will research and write client inspired educational articles for the investor audience. The content will be distributed as a feature article within campaign channels. The content will be surrounded the Advertiser’s display ads and have logo and link to profile.

1 x CEO Interview

Dig will interview the CEO, edit transcription, provide accuracy check and publish interview/content on all Campaign Channels during the Term.

3 x Video Interviews

As part of your campaign we will film and produce a video interviews to help investors understand your value proposition and what to expect in the coming year. The video is distributed to audience via our network of sites, custom newsletters and social media. The video will also be syndicated on Reuters Insider, a partner of the Investing News network.

Campaign Reviews

Dig believes in transparency and will provide a campaign review to the Advertiser within six months of the date of this Agreement.

GROSS RATE:	$48,000 CND + Tax

PAYMENT TERMS:	Due upon closing of next Private Placement in 2017

NAME and TITLE:	Chris Bunka - Chairman & CEO

AUTHORIZED SIGNATURE:

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BILLING EMAIL:	bossbunka@gmail.com

CLIENT MANAGER:	Jonathan Holmes

PLEASE AUTHORIZE AND FAX BACK TO: (604) 608-5653

Investing News Network Terms

1)	Accounts are net of agency commission, unless otherwise stated.

2)

All payments shall be made to publisher at our executive office – Dig Media Inc.® (“Dig”), Suite L200 - 560 Beatty Street, Vancouver, BC, V6B 2L3,Canada, ten (10) days upon signing the allocation form. A late payment charge of 1.5% per month (18% per annum) compounded monthly will be charged on all balances that are not paid within the stipulated period. It is a condition of Dig agreeing to accept payment by way of installments that the publisher will receive each payment on the due date for each installment. Any failure to do so will result in the balance of all monies outstanding, as at that date, becoming due and payable forthwith. Dig may require pre-payment of all advertising charges where Advertiser’s satisfactory credit cannot be confirmed.

3)

The Advertiser and Dig will work together to insure that Dig has suitable copy for the purposes of this Agreement. Suitable copy means that all advertising copy is neither false nor misleading, nor does it contain any matter that is libelous or in any manner unlawful; the Advertiser owns or has permission to use in this advertisement text, artwork, logos, photographs, images and other copy or content submitted herewith; and that the use of the same in this advertisement does not infringe or violate any copyright, trademark, right of privacy or publicity, or any other proprietary or personal or contracts rights, all whether statutory or non-statutory.

4)	Exclusive positions are not guaranteed unless specifically detailed on this advertisement order.

5)	Dig in its sole discretion reserves the right to refuse copy it deems unacceptable.

6)

This advertisement order constitutes a non-cancellable binding contract with and firm commitment to Dig. This Agreement represents the entire agreement between the parties with respect to the subject matter contained in the Agreement and supersedes all prior and contemporaneous written or oral agreements, representations and understandings of the parties. This Agreement may not be altered, amended, modified, or otherwise changed in any way, except in writing duly executed by the parties or their authorized representatives.

7)

Dig‘s liability to Advertiser (or to Advertiser’s Agent) on account of errors in or omissions of the advertising material described in this Agreement shall in no event exceed the amount of publisher’s regular charges for insertion of the advertisement and expressly excluded all consequential damages.

8)

The parties agree to attempt to resolve all disputes arising out of or in connection with this contract, or in respect of any legal relationship associated with it or from it, by mediated negotiation with the assistance of a neutral person appointed by the British Columbia International Commercial Arbitration Centre administered under its Commercial Mediation Rules. If the dispute cannot be settled within 30 days after the mediator has been appointed, or such other period agreed to in writing by the parties, the dispute shall be referred to and finally resolved by arbitration administered by the British Columbia International Commercial Arbitration Centre, pursuant to its Rules. The place of arbitration shall be Vancouver, British Columbia.

9)

Where alternative Payment Terms are expressly stated each payment must be made on or before the agreed date and each payment must be met upon first presentation. Failure to comply will result in all outstanding amounts at the given date becoming immediately due and payable with the Dig retaining the right to cancel the media order and retain any payments paid by the Buyer.

10)	Limitation of Liability.

a)

In no event will Dig or any representative be liable to advertiser or any other party for any special, direct, indirect, incidental, exemplary, consequential or punitive damages arising from or related to the services (or the professional services, if applicable), or to this Agreement, including, but not limited to, damages from, SEC compliance issues or loss of market capitalization, even if dig or its representative has been advised in advance of the possibility of such loss or damages.

b)

Further, in no event will Dig or any representative’s total cumulative liability to advertiser or any other party for claims, losses, or damages of any kind, whether based on contract, tort, negligence, indemnity or otherwise, arising out of or related in any way to this agreement, the services, or the professional services, exceed the actual fees advertiser paid to Dig for the services during the twelve (12) month period ending on the date of the cause of action giving rise to the claim, loss, or damage.

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c)

No claim may be asserted by Advertiser against Dig more than twelve (12) months after the date of the cause of action underlying such claim. In the event of any failure, or Dig’s non-provision, of the Services (or the Professional Services as the case may be), Advertiser’s sole and exclusive remedy shall be for Dig to use commercially reasonable efforts to repair or provide the Services (or the Professional Services as the case may be).

11)

Indemnification: Advertiser agrees to indemnify, defend and hold harmless Dig, the Representatives, and its and their respective affiliates, subsidiaries, officers, directors, stockholders, employees, consultants, representatives, agents, successors and assigns from and against any and all claims, losses, liabilities, sums of money, damages, expenses, costs (including, but not limited to, reasonable attorneys’ fees) and/or actions arising from:

a)	Advertiser’s acts or omissions;

b)	Advertiser’s violation of any applicable law, including, without limitation, the United States CAN SPAM Act and Canada’s Fighting Internet and Wireless Spam Act, or the Policies;

c)	Advertiser’s breach of any term or condition set forth in this Agreement (including in the Policies);

d)	Advertiser’s breach of any of its representations or warranties set forth herein; and/or

e)	Advertiser’s infringement or misappropriation of any intellectual property rights or other rights of any person or entity.

12)	Compliance rules for sending email:

a)

Advertiser must follow the rules of the Bill C-28: Canada’s Anti-Spam Legislation, Federal CAN-SPAM Act (and equivalent anti- SPAM legislation in all applicable countries). We require the following (among other things) of all email messages sent to those contacts that request an “Investor Kit” on an Advertiser via a Campaign Channel.

b)	All emails must contain an “unsubscribe” link or other mechanism that allows subscribers to remove themselves from future communications.

c)	All emails must contain non-Internet contact information of the sender or the entity on whose behalf the email was sent, such as that entity’s address or phone number.

d)	All emails must state the reason the recipient is receiving the message.

e)

All emails must be compliant with any disclosure requirements that apply to the sender (e.g., some countries’ laws require that business letters, including emails, contain further identification details as to the form of the organization, the place of incorporation, the names of executives etc.)

f)

These 4 guidelines will help ensure that you and Dig are in compliance with all electronic communication legislation. If at any time we receive complaints of spam from provided lists, Dig reserves the right to cancel your account without notice.

13)	Inside Information And Securities Trading

a)

In the course of business activities, Dig or Dig employees may become aware of nonpublic information regarding the business, operations or securities of the Advertiser. It is the policy of the Advertiser to prohibit the unauthorized disclosure of any nonpublic information and the misuse of material nonpublic information in securities trading. It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of the Advertiser’s securities. Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public. While it may be difficult to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. In addition, material information may be positive or negative. Examples of such information may include:

•	Project exploration results, whether positive or negative

•	Joint ventures with third parties

•	News of a pending or proposed merger or acquisition

•	Financial results

•	Major contract awards, cancellations or write-offs

•	Exploration or development milestones

•	News of the disposition of material assets

•	Impending bankruptcy or financial liquidity problems

•	Gain or loss of a substantial property

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•	Stock splits

•	New equity or debt offerings

•	Significant litigation exposure due to actual or threatened litigation

•	Changes in senior management

•	Projections of future earnings or losses

•	Dividend issuance decisions

b)

Trading on Material Nonpublic Information: With certain limited exceptions, Dig, employees of Dig or of any of its subsidiaries and no members of the immediate family or household of any such person, shall engage in any transaction involving a purchase or sale of the Advertiser’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses material nonpublic information concerning the Advertiser, and ending at the close of business on the date of public disclosure of that information (usually by Press Release), or at such time as such nonpublic information is no longer material. Where a press release is issued immediately after market, no such trading shall be undertaken until after 11 a.m. (Vancouver time), of the following day on which the Advertiser’s shares trade.

c)

Tipping: No Dig, employees of Dig or of any of its subsidiaries and no members of the immediate family or household of any such person, shall disclose (“tip”) material nonpublic information to any other person (including family members) where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates, nor shall such person or related person make recommendations or express opinions on the basis of material nonpublic information as to trading in the Advertiser’s securities.

d)

Applicability of Insider Trading Regulations to Securities of Other Companies: The insider trading guidelines described herein also apply to material nonpublic information relating to other companies, including the Advertiser’s joint venture partners (“business partners”), when that information is obtained in the course of services performed on behalf for the Advertiser. All employees and consultants of Dig will treat material nonpublic information about the Advertiser’s business partners with the same care as is required with respect to information relating directly to the Advertiser.

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